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                                                                    EXHIBIT 99.1

Evolve Acquires Vivant Contingent Workforce Procurement Technology

Acquisition Supports Vision and Market Leadership in New Category: Strategic Workforce Optimization

EMERYVILLE, Calif., May 23 /PRNewswire/ -- Evolve(R) (Nasdaq: EVLV - news), the
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pioneer in Strategic Workforce Optimization (SWO) solutions, today announced that it signed a definitive agreement to acquire the core assets of Vivant(TM) Corporation, a market leader in contingent workforce procurement software. Vivant's solution allows corporations to gain control over their contractor spend -- one of the largest and fastest growing expense items in corporate America -- by allowing them to automate and streamline the entire contingent workforce procurement process. The Vivant solution will be sold either stand-alone or fully integrated with the Evolve SWO suite.

Evolve has agreed to pay $2.7 million in stock and cash plus certain future contingent payments to acquire Vivant's contractor management technology, including the Vivant Enterprise Service and the Vivant Marketplace Service. Evolve is also hiring key Vivant employees.

"Evolve once again has set the standard for others to follow. We are providing customers with an integrated approach to securing the right talent to be staffed on a project," said Evolve President and CEO John Bantleman. "Typically, 20% of the high-value workers within an organization are contractors. Integrating contingent workforce procurement with resource management and deployment technology is a clear and logical next-step for Evolve. With Vivant's technology we can provide the strongest most compatible technology to extend the value we bring to our customers' strategic workforces."

By expanding its current product set to include Vivant's capabilities, Evolve becomes the first vendor to provide its customers with a complete and integrated approach to staffing a project -- in-house employees who are available and have the skills required for the project; or sourcing external contractors who have the right skills for a specific project; or enabling current employees to acquire skills for a specific project by using the corporate knowledge repository. Integrated project staffing capabilities within Evolve's SWO solution improves deliberate and strategic workforce decisions and impacts bottom line savings.

Vivant Solution

Vivant's enterprise class, web-based solution, allows corporations to manage their contingent workforce procurement resulting in huge cost savings. According to a recent AT Kearney study, corporations will spend $250 billion on its temporary workforces in 2001. 35% of this spending is characterized as "maverick spend" -- when managers source contingent workers outside the preferred vendors and pay hefty price premiums without the benefits of volume discounts. By implementing Vivant's technology, corporations can increase compliance and reduce process costs resulting in a potential reduction of total contractor spend by up to 15% and shortened lead-time on filling positions by more than 60%.
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The key capabilities of the integrated solution include creating job orders, securing candidates from staffing suppliers, automating timesheets electronic billing. The solution also allows procurement managers to establish staffing firm relationships that include any combination of preferred providers and/or managed service providers.

"Vivant and Evolve share a common vision about how to best address a massive and high-growth market opportunity to address the needs of enterprise users of contingent workforce. That shared view played a major factor in this acquisition," said Vivant President and CEO Cindy Padnos. "The geographic proximity between the two companies will also allow Vivant employees to easily integrate within the Evolve organization."

The acquisition is expected to close in the current fiscal quarter. The closing of the acquisition is subject to approval by Vivant's stockholders and creditors and other customary conditions to closing, and the transaction may not be consummated if these conditions are not met.

About Evolve

Evolve optimizes the way high-value workers deliver high-value work. Evolve's Strategic Workforce Optimization (SWO) solution enables organizations to optimize their strategic workforce by integrating and automating key processes that lie at the intersection of people and projects. More than 100 leading professional services, corporate IT and R&D organizations have chosen Evolve's SWO solution. Customers include EDS, E.piphany, Ericsson, Exodus, Fleet Capital Leasing, Novell, Siemens, Sun Microsystems. Evolve is headquartered in Emeryville, Calif. (San Francisco Bay area), and has offices throughout North America, in the UK and India. Additional information is available at www.evolve.com or 888-2EVOLVE.
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Safe Harbor Statement

This news release contains forward-looking statements, including but not limited to statements regarding the market promise of contractor management software; the integration of Vivant's solution into Evolve's SWO; and the benefits of that integration. Actual results could differ and such differences could be material. These statements involve risks and uncertainties, including without limitation, that the contractor management software market is still emerging and may not grow as quickly or to the extent anticipated; that Evolve's sales force has little experience selling the contractor management software into Global 2000 companies; and that Evolve's integrated SWO solution may not produce the benefits anticipated or be adopted by the market. Evolve undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release. Investors are encouraged to review Evolve's filings with the Securities and Exchange Commission for a discussion of additional factors that could affect Evolve's future performance.

NOTE: Evolve, the Evolve logo and "Evolve. Connect. Thrive." are registered trademarks of Evolve Software, Inc.

CONTACT: Ken Bozzini, VP of Finance, kbozzini@evolve.com, or Shannon Hart,
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Analyst & Public Relations, shart@evolve.com, both of Evolve Software, Inc.,
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510-428-6000; or Erica

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Mannion, Investor Relations of Market Street Partners, 415-658-4123, or
erica@marketstreetpartners.com, for Evolve Software, Inc.
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